Exhibit 99.1

FOR IMMEDIATE RELEASE

GovDeals Achieves $4 Billion in Sales

Sales Growth Milestone Reinforces Position as Industry Leader in Public Sector

MONTGOMERY, Ala., August 14, 2023 – GovDeals, the leading online marketplace for government agencies, educational institutions, and related agencies to sell surplus assets, is thrilled to announce it has completed $4 Billion in cumulative auction sales. This remarkable achievement underscores the company’s unwavering commitment to sustainable business practices and transparent surplus sales.

Since its inception, just over two decades ago, GovDeals has built a transparent, highly effective marketplace that connects buyers and sellers of surplus assets across North America, amassing a client base of over 17,000 sellers and more than one million registered buyers, with access to more than five million qualified buyers across all Liquidity Services Marketplaces.

High engagement by both buyers and sellers across the US and Canada has been a catalyst for its consistent, long-term growth. GovDeals achieved the milestone of $1 Billion in total sales in March 2015, surpassing $2 Billion by March 2019, and crossing the impressive threshold of $3.5 Billion in sales by September 2022.

These achievements were driven by the successful sale of virtually every asset type in the public sector infrastructure, including automobiles, trucks, buses, railway cars, aircraft, construction and heavy equipment assets, IT equipment, and real estate.

“This achievement is a testament to this team’s hard work, dedication to client service, and relentless improvement mindset to best serve our industry. We remain dedicated to continued growth, setting new records, and creating value for all stakeholders,” said Michael Price, Vice President, Revenue of GovDeals.

In addition to this milestone, GovDeals continues to develop opportunities that enhance the buyer-customer experience and strengthen its seller-client relationships. The company's commitment to growth and innovation remains unwavering as it looks ahead to even greater accomplishments.

About GovDeals

GovDeals is the world’s leading marketplace for surplus government and educational assets, ranging from heavy equipment and transportation to industrial machinery and real estate. The platform specializes in surplus disposition technology, partnering with government agencies and related entities to sell "as is, where is" surplus equipment and materials in a transparent fashion. Sellers can directly launch and manage their listings in just days with more control and lower fees than traditional auction solutions. Buyers have direct access to all the surplus assets across Liquidity Services’ network of marketplaces in one centralized location. GovDeals is powered by Liquidity Services (NASDAQ:LQDT), one of the most experienced and trusted companies supporting millions of customers in the circular economy across the globe.

Contact:

Angela Jones, GovDeals

(334) 301-7823

ajones@govdeals.com